UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Diamond Management & Technology Consultants, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

T (312) 255-5000 F (312) 255-6000

www.diamondconsultants.com

Dear Stockholder:

As you know, we will hold our annual meeting of stockholders of Diamond Management & Technology Consultants, Inc. (the “Company”, “Diamond”, “we” or “us”) on September 9, 2008 beginning at 10:30 a.m. Central Daylight Time. The meeting will be held at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, Illinois 60611.

Below is an amendment to the July 29, 2008 Proxy Statement that we previously furnished to you concerning our annual meeting. Please note that this amendment should be read in conjunction with both the Proxy Statement and the Notice of Annual Meeting of Stockholders that we previously furnished to our stockholders. The Proxy Statement contains important instructions on how to vote online, by telephone or by mail. If you would like another copy of the Proxy Statement and our Annual Report, you may obtain a copy free of charge by calling us at (312) 255-5071. You may also view them in the Investor Relations section of our website at www.diamondconsultants.com.

You may vote or change your vote as described on pages 1 to 3 of the Proxy Statement. If you voted by paper proxy card and wish to change your vote, you may obtain a new proxy card free of charge by contacting BNY Mellon Shareowner Services at (201) 680-4408. If you intend to request and submit a new proxy card, please do so as soon as possible to ensure that your vote is received in time to be counted at the Annual Meeting.

Sincerely,

Steven R. Worth
Secretary

INTRODUCTION

This Amendment No. 1 amends and supplements the Definitive Proxy Statement on Schedule 14A originally filed with the Securities and Exchange Commission on July 29, 2008 in connection with the annual meeting of stockholders of Diamond Management & Technology Consultants, Inc. to be held on September 9, 2008.

On August 29, 2008, the Board of Directors of Diamond approved a modification to the proposed Employee Stock Purchase Plan to reduce the number of shares available for purchase under the plan from 3,000,000 to 2,500,000.

The information contained in the Proxy Statement is incorporated in this Amendment by reference in response to all of the applicable items in the Schedule 14A, except that such information is hereby amended and supplemented to the extent specifically provided herein.

PROPOSAL 3 – ADOPTION OF AN EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 3 – ADOPTION OF AN EMPLOYEE STOCK PURCHASE PLAN is hereby amended and supplemented by:

(a)	replacing the phrase “3,000,000 shares of our common stock” on page 17 with the phrase “2,500,000 shares of our common stock”; and

(b)	replacing the phrase “adopted by the Board on July 23, 2008” on page 18 with the phrase “adopted by the Board on August 29, 2008”.

APPENDIX A – DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC. EMPLOYEE STOCK PURCHASE PLAN.

Appendix A to the Proxy Statement on Schedule 14A is hereby amended by replacing the previously filed Appendix A with the following Appendix A. Sections 1 and 3 of the Plan were amended to reflect the reduction in available shares from 3,000,000 to 2,500,000. No other terms were amended.

APPENDIX A

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The purpose of this Plan is to provide eligible employees of Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”), and its Subsidiaries, who wish to become shareholders in the Company a convenient method of doing so. It is believed that employee participation in the ownership of the Company will be to the mutual benefit of the employees and the Company. The Company intends this Plan to qualify as an “employee stock purchase plan” under section 423 of the Code (including any amendments to or replacements of such section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of section 423 of the Code shall have the same definition herein. A total of 2,500,000 shares of the Company’s Common Stock are reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 15 of this Plan.

2.	Definitions

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s executive Management Committee, as constituted from time to time.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Compensation” means with respect to a Participant, the portion of the Participant’s base salary paid to the Participant during the applicable payroll period.

“Effective Date” means April 22, 2009.

“Eligible Employee” means an employee who is eligible to participate in the Plan pursuant to Section 4.

“Enrollment Agreement” means an agreement between the Company and an Eligible Employee, in such form as may be established by the Company from time to time, pursuant to which the employee elects to participate in this Plan, or elects changes with respect to such participation as permitted under the Plan.

“Enrollment Period” means the 24 month period commencing on a Grant Date.

“Fair Market Value” generally means the average of the closing price of a share of the Company’s Common Stock on the NASDAQ Global Market System for the ten trading days immediately preceding the Grant Date or the Purchase Date, as applicable.

“Grant Date” means April 22, 2009 and the first business day in each of August, November, February and May thereafter.

“Maximum Share Amount” means $6,250 divided by the Fair Market Value of a share on the Grant Date.

“Notice Period” means the later of two (2) years from the Grant Date or one (1) year from the Purchase Date on which shares were purchased.

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“Option” means an option to purchase shares of Common Stock under the Plan, pursuant to the terms and conditions thereof.

“Participant” means an Eligible Employee who is participating in the Plan pursuant to Section 5.

“Plan” means the Diamond Management & Technology Consultants, Inc. Employee Stock Purchase Plan, as amended from time to time.

“Plan Account” means an account maintained by the Plan Administrator for each Participant to which the Participant’s payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited.

“Plan Administrator” means such other person or persons, including a committee, as may be appointed by the Committee to administer the Plan.

“Purchase Date” means, except as provided in Section 18, the last day of a Purchase Period.

“Purchase Period” means the period beginning on April 22, 2009 and ending on the last business day in July 2009, and the three-month period ending on the last business day in each of October, January, April and July thereafter.

“Purchase Price” means the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of an Enrollment Period, or the Fair Market Value of a share of Common Stock on the applicable Purchase Date of such Enrollment Period.

“Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	Stock Subject to the Plan

The aggregate number of shares of Common Stock that shall be available for purchase by Participants under the Plan is 2,500,000 shares, subject to adjustment as permitted under Section 15. The Company shall either make open-market purchases to provide shares of Common Stock for purchase under the Plan or, at the discretion of the Committee, sell Treasury shares or issue authorized but unissued shares of Common Stock.

4.	Eligible Employees

4.1	An “Eligible Employee” means each employee of the Company and each employee of a Subsidiary to which the Plan is extended by the Committee, except as otherwise provided in Section 5.4.

4.2	Notwithstanding any provision of the Plan to the contrary, any individual whom the Company or participating Subsidiary does not treat as an employee but is found to be a common law employee (whether by a court, government agency or otherwise), even if such determination has retroactive effect, shall not be an Eligible Employee during such period if such individual (i) has worked for the Company or participating Subsidiary for less than two years, (ii) has customarily worked 20 hours per week or less for such entity, (iii) has customarily worked for such entity for no more than five months in a calendar year, or (iv) is a highly compensated employee of such entity (within the meaning of section 414(q) of the Code).

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5.	Participation in the Plan

5.1	Participation in the Plan is voluntary. An Eligible Employee may participate in the Plan effective as of any Grant Date by enrolling in the Plan via an Enrollment Agreement provided by the Plan Administrator and delivering such Enrollment Agreement to the Plan Administrator or its designated representative during the enrollment window established by the Plan Administrator prior to the Grant Date of the Enrollment Period.

5.2	A Participant’s payroll deductions under the Plan shall commence on his/her initial Grant Date, and shall continue, subject to Section 6.2, until the Eligible Employee terminates participation in the Plan or the Plan is terminated; provided, that such payroll deductions shall not commence until the Company has received such Eligible Employee’s Enrollment Agreement and such Employee has received all information required to be disclosed to such Employee under applicable securities laws.

5.3	A Participant’s payroll deduction authorization shall be automatically renewed effective on the Grant Date following the conclusion of his/her initial Enrollment Period and each subsequent Enrollment Period unless he/she otherwise notifies the Plan Administrator in writing at least 20 days in advance of such date.

5.4	Notwithstanding the foregoing, an Eligible Employee shall not be granted an Option on any Grant Date if such Employee, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Code Section 424(d) shall apply in determining the stock ownership of an individual, and stock which an Eligible Employee may purchase under outstanding options shall be treated as stock owned by such Employee.

6.	Payroll Deductions; Changes in Payroll Deductions

6.1	An Eligible Employee may participate in the Plan only through payroll deductions. Payroll deductions shall be made from the Compensation paid to each Participant for each payroll period in such whole percentage from 1% to 10% as the Participant shall authorize in his/her Enrollment Agreement.

6.2	A Participant may elect to increase or decrease the amount of his/her payroll deductions once during an enrollment window established by the Plan Administrator via an Enrollment Agreement. Any such change shall not become effective sooner than the next Purchase Period after receipt of his/her Enrollment Agreement, thereby establishing a new Enrollment Period.

7.	Termination of Participation in Plan

7.1	A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the Plan Administrator, or as otherwise provided. Such Participant’s payroll deductions under the Plan shall cease as soon as practicable following delivery of such notice. If the former Participant remains employed by the Company or any of its Subsidiaries after termination of his/her participation in the Plan, any payroll deductions credited to such Participant’s Plan Account may be used to purchase shares of Common Stock on the next Purchase Date or refunded, without interest, to the Participant, at the election of the Participant. Except as provided in Section 10(ii), an Eligible Employee whose participation in the Plan is terminated may rejoin the Plan no earlier than three months following his/her withdrawal by re-enrolling via an Enrollment Agreement in accordance with Section 5.1.

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7.2	Termination of a Participant’s employment for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee of the Company or its Subsidiaries, immediately terminates his/her participation in this Plan. In such event, accumulated payroll deductions will be returned to him/her or, in the case of his/her death, to his/her legal representative, without interest. For purposes of this Section 7.2, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or its Subsidiaries in the case of sick leave, military leave, or any other legally protected leave or leave of absence approved by the Committee; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

8.	Purchase of Shares; Issuance of Shares

8.1	On each Grant Date, this Plan shall be deemed to have granted to the Participant an option for as many shares as he/she will be able to purchase with the amounts accumulated during his/her participation in that Enrollment Period, subject to the limitations outlined in Section 9.

8.2	On each Purchase Date of an Enrollment Period, each Participant shall be deemed, without any further action, to have purchased that number of whole shares of Common Stock determined by dividing the Purchase Price on such date into the balance in the Participant’s Plan Account on the Purchase Date. The balance in the Participant’s Plan Account on the July 2009 Purchase Date will include applicable carry forward amounts and deductions withheld under the prior Plan. Any amount remaining in the Participant’s Plan Account shall be carried forward to the next Purchase Date unless the Plan Account is closed.

8.3	As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant which shall include the number of shares of Common Stock purchased on the Purchase Date on behalf of such Participant under the Plan.

8.4	Following the Purchase Date, the number of shares of common stock purchased by each participant shall be deposited into an account established in the participant’s name at the Plan’s broker.

8.5	A participant shall be free to undertake a disposition of the shares in his/her account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s account at the Plan’s broker until the Notice Period has been satisfied, unless otherwise agreed to by the Committee. With respect to shares for which the Notice Period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing or request that a stock certificate be issued and delivered to him/her.

8.6	Notwithstanding the above, a participant who is not subject to income taxation under the Code may move his/her shares to another brokerage account of his/her choosing or request that a stock certificate be issued and delivered to him/her at any time, without regard to the satisfaction of the Notice Period.

9.	Limitations on Purchase of Shares

9.1	No Participant may be granted an Option which permits his/her rights to purchase Common Stock under the Plan, and any other stock purchase plan of the Company or any Subsidiary that is qualified under section 423 of the Code, to accrue at a rate which exceeds $6,250 of Fair Market Value of such stock (determined on the Grant Date of such Option) for each Purchase Period of the Company in which the Option is outstanding at any time.

9.2	The Company shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such

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payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

9.3	If the Fair Market Value of a share on a Purchase Date is less than the Fair Market Value of a share on the Grant Date then the maximum number of shares that may be purchased by any Participant on such Purchase Date shall not exceed the Maximum Share Amount.

9.4	No participant shall be entitled to purchase shares on a Purchase Date if the Committee determines there shall be no purchase of shares on such Purchase Date (whether due to the requirements of this Section 9 of the Plan or as the Committee may otherwise deem necessary or desirable). If the Committee makes such a determination, then contributions accumulated during the Purchase Period ending on such Purchase Date shall be refunded (without interest unless otherwise determined by the Committee) to participants, but such participants, notwithstanding the provisions of Section 7.1 shall continue to be participants in the Enrollment Period of which such Purchase Period is a part unless the automatic enrollment provisions of Section 10 are otherwise applicable.

9.5	If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected thereby.

9.6	Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 9 shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest unless otherwise determined by the Committee.

10.	Automatic Withdrawal

If the Fair Market Value of the Shares on any Purchase Date of an Enrollment Period is less than the Fair Market Value of the Shares on the Grant Date for such Enrollment Period, then every participant shall automatically: (i) be withdrawn from such Enrollment Period at the close of such Purchase Date and after the acquisition of Shares for such Enrollment Period, and (ii) be re-enrolled in the Enrollment Period commencing on the first business day subsequent to such Purchase Date, notwithstanding the last sentence of Section 7.1.

11.	Notice of Disposition

Each Participant shall notify the Company if the Participant disposes of any of the shares purchased in any Enrollment Period pursuant to this Plan if such disposition occurs within the Notice Period. Unless such Participant is disposing of any of such shares during the Notice Period, such Participant shall keep the certificates representing such shares in his/her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

12.	Rights as a Stockholder

A Participant shall not be treated as the owner of Common Stock until the Purchase Date of such stock under the Plan. As of the Purchase Date a Participant shall be treated as the record owner of his/her shares purchased on such date pursuant to the Plan.

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13.	Rights Not Transferable

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

14.	Application of Funds

All funds of Participants received or held by the Company under the Plan before purchase of the shares of Common Stock shall be held by the Company without liability for interest or other increment.

15.	Adjustments in Case of Changes Affecting Shares

In the event of a subdivision or consolidation of outstanding shares of Common Stock of the Company, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Plan Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Plan Administrator to give proper effect to such event.

16.	Administration of the Plan

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code section 423, if applicable, and the Plan Administrator shall, to the extent possible, interpret the provision of the Plan so as to carry out such intent.

17.	Amendments to the Plan

The Committee may, at any time, or from time to time, amend or modify the Plan; provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized for the Plan (other than as provided in Section 15 or 18), and that, except to conform the Plan to the requirements of the Code, no amendment shall be made which would cause the Plan to fail to meet the applicable requirements of Code section 423.

18.	Termination of Plan

The Plan shall terminate upon the earliest of: (i) April 30, 2019, (ii) the date no more shares remain to be purchased under the Plan, or (iii) the termination of the Plan by the Board of Directors of the Company as specified below. The Board of Directors of the Company may terminate the Plan as of any date. The date of termination of the Plan shall be deemed a Purchase Date. If on such Purchase Date, Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis in proportion to his/her Plan Account balance on such Purchase Date, and any excess payroll deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Plan Administrator.

19.	Costs

All costs and expenses incurred in administering the Plan shall be paid by the Company. Any costs or expenses of selling shares of Common Stock acquired pursuant to the Plan shall be borne by the holder thereof.

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20.	Governmental Regulations

The Company’s obligation to sell and deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

21.	Applicable Law

This Plan shall be interpreted under the laws of the United States of America and, to the extent not inconsistent therewith, by the laws of the State of Illinois. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with section 423 of the Code, if applicable. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

22.	Effect on Employment

The provisions of this Plan shall not affect the right of the Company or any Subsidiary or any Participant to terminate the Participant’s employment with the Company or any Subsidiary.

23.	Withholding

The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

24.	Sale of Company

In the event of a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Company shall require that each outstanding Option be assumed or an equivalent right to purchase stock of the successor or purchaser corporation be substituted by the successor or purchaser corporation, unless the Plan is terminated.

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